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SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (hereinafter this Agreement”) is made and entered into by and between Kathy Wehmeir-Davis, (hereinafter “Employee”) and EntreMed, Inc., a Delaware corporation (hereinafter “Employer”).  Employer and Employee are sometimes referred to collectively herein as “the Parties” and individually herein as “Party.”

WHEREAS, Employee and Employer entered into that certain Employment Agreement, effective as of January 1, 2009 (the “Employment Agreement”), pursuant to which Employee serves as Employer’s Principal Accounting Officer;

WHEREAS, Employee’s employment shall terminate effective January 15, 2011 (hereinafter “Employment Termination Date”); and

WHEREAS, Employee and Employer desire to resolve and settle any matters between them, including, without limitation, matters that might arise out of Employee's employment by Employer and the termination thereof.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1.           In accordance with Section 8(d) of the Employment Agreement, in connection with Employee’s termination without “Cause” (as such term is defined in the Employment Agreement), Employee will be eligible to receive severance benefits representing 6 months (“severance period”) of base salary (i.e., $100,000) (less any applicable taxes) to follow the Employer’s pay cycle, beginning with the first pay period following the Effective Date of this Agreement.  Employer will provide coverage under the Employer’s health insurance plan at the Employer’s expense for the earlier of: (i) nine (9) months following the Effective Date, after which Employee shall be entitled to continue group health insurance at her own expense pursuant to the federal law commonly known as COBRA, or (ii) until Employee has obtained substantially equivalent health insurance, as determined by the Board of Directors of Employer or a committee thereof in its discretion, through successor employment.  Employee agrees to immediately notify Employer, in writing, at such time that Employee has obtained substantially equivalent health insurance through successor employment, if such employment is obtained within nine months of the Effective Date.  Additionally, Employer shall (i) reimburse Employee’s housing costs for Employee’s apartment at Oakwood in Rockville, Maryland (the “Oakwood Apartment”) through February 28, 2011 or until an earlier date (but no earlier than the Effective Date) if such landlord at the Oakwood Apartment agrees to modify the lease to reduce the notice period for terminating the apartment lease, and (ii) take all necessary actions, with respect solely to the stock option award granted to Employee on January 27, 2009, to accelerate the vesting of the shares subject to such award that remain unvested as of the Effective Date.

2.           In exchange for the payments and other considerations provided for in this Agreement, Employee hereby completely, irrevocably and unconditionally releases and forever discharges Employer, and any of its affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (“ERISA”) (provided that this release does not extend to any vested retirement benefits of Employee under Employer’s 401(k) Safe Harbor Plan); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1866 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (“ADA”), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Employee may now have or may have had, arising from or in any way whatsoever connected with Employee’s employment, termination of employment, or contacts, with Employer or any other of the Released Parties whatsoever.  Employee represents that she has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act, and he has been paid all wages (including overtime, if applicable) to which she is entitled under the Fair Labor Standards Act (or any similar state or local laws).  Employee further represents that as of the Separation Date, he or she is not suffering from a work-related injury and that he or she has not failed to report a work-related injury to Employee.  Notwithstanding the foregoing, Employee is not releasing:  (1) any rights under this Agreement; (2) any rights to indemnification or liability insurance coverage; (3) any vested rights; (4) any rights that may not be released as a matter of law; or (5) any rights that arise after the Effective Date.

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3.           To the extent permitted by law, Employee agrees that she will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under Section 2, above.  To the extent permitted by law, Employee agrees that she will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

4.           Older Workers Benefit Protection Act /ADEA Waiver

a.         Employee acknowledges that Employer has advised her in writing to consult with an attorney of her choice before signing this Agreement, and Employee has been given the opportunity to consult with an attorney of her choice before signing this Agreement.

b.         Employee acknowledges that she has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if he or she has signed this Agreement in less than that time, he or she has done so voluntarily in order to obtain sooner the benefits of this Agreement.

c.         Employee further acknowledges that he or she may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to Employer’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Employee’s intention to revoke this Agreement.  Provided that Employee does not timely revoke this Agreement, the eighth (8th) day following the execution of this Agreement shall be deemed the “Effective Date” of this Agreement.

d.         The Parties also agree that the release provided by Employee in this Agreement does not include a release for claims under the ADEA arising after the date Employee signs this Agreement.

e.         Employee further acknowledges and agrees that the amounts he or she is to receive under this Agreement exceed the amounts to which he or she would otherwise be entitled upon his/her termination from employment with Employer.

5.           To the extent Employee has not already done so and except as provided otherwise in this Agreement, following the Employment Termination Date, Employee shall promptly turn over to Employer any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from Employer that are in Employee's possession, custody, or control, including any such materials that may be at Employee's home.

6.           Employee acknowledges that, during the course of Employee's employment with Employer, Employee has acquired or been exposed to Employer’s confidential information and trade secrets, including, but not limited to, business plans, research and development plans, financial data, proprietary technology, scientific research, and customer lists (“Confidential Information”).  Employee agrees hereafter to maintain the confidentiality of the Confidential Information to refrain from disclosing any Confidential Information to anyone, to refrain from using the Confidential Information on his/her own behalf or on behalf of anyone other than Employer, and to comply with any “Employee Confidentiality Agreement” Employee has executed.

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7.           The Parties agree that they will keep absolutely confidential, and not make any future disclosures to anyone other than to their attorneys and accountants about anything regarding the terms and conditions of this Agreement, except to the extent that disclosure may be necessary:

a.           to enforce this Agreement; and/or

b.           to obtain unemployment compensation; and/or

c.           to a tax advisor or attorney in connection with a tax matter; and/or

d.           to the United States Internal Revenue Service, or state or local tax authority upon its request for tax purposes; and/or

e.           to their immediate families; and/or

f.           as required by court order or otherwise required by law or in response to valid legal process; provided that the Parties may make disclosure to attorneys, accountants, tax advisors, and family members (as permitted under the limited circumstances stated above) only if such persons agree to keep the information confidential; and provided further that before providing information pursuant to a court order or other legal requirement, the Party providing such information shall promptly notify the other Party, and to the extent possible will comply with the court order or other legal requirement in ways that preserve confidentiality.

8.           Employee agrees that she will not make or publish any untrue or misleading statement or comment about Employer or any of its officers, directors, employees, or agents.  Employer agrees that  neither it nor any person or entity its control will make or publish any adverse, disparaging, untrue, or misleading statement or comment about Employee.

9.           This Agreement shall not in any way be construed as an admission by Employer of any acts of unlawful conduct, wrongdoing or discrimination against Employee, and Employer specifically disclaims any liability to Employee on the part of itself, its employees, or its agents.  This Agreement shall not in any way be construed as an admission by Employee of any acts of unlawful conduct, wrongdoing or discrimination against Employer, and Employee specifically disclaims any liability to Employer on the part of himself/herself or his/her agents.

10.         This Agreement shall be binding upon Employee and upon Employee's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.  This Agreement shall be binding upon Employer and upon Employer’s assigns and shall inure to the benefit of Employee and his/her heirs, administrators, representatives, executors, successors, and assigns.

11.         This Agreement sets forth the entire agreement between Employer and Employee and, except as expressly provided for in this Agreement, fully supersedes any and all prior agreements or understandings between Employer and Employee pertaining to the subject matter hereof, except that the Employee Confidentiality Agreement shall remain in full force and effect.  In reaching this Agreement, neither Employer nor Employee has relied upon any representation or promise except those set forth herein.  If any provision, or portion of a provision, of this Agreement is held to be invalid, void or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein.  The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

12.         This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

13.         This Agreement shall be governed by the laws of the State of Maryland without giving effect to conflict of laws principles, and Employee consents to exclusive personal jurisdiction in the state and federal courts of the State of Maryland for any proceeding arising out of or relating to this Agreement.  The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

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14.         Employee acknowledges that he or she has read each and every section of this Agreement and that he or she understands his/her rights and obligations under this Agreement.

15.         This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, on the date(s) set forth below.

EMPLOYEE:

Date 1/27/11
Kathy Wehmeir-Davis

ENTREMED, INC. (“EMPLOYER”)

By:	Date 1/27/11
Name:
Title: